EXHIBIT 99.1

News Release                                                              [LOGO]
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                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220


      SCOTT SCHNEIDER TO JOIN CENTENNIAL COMMUNICATIONS' BOARD OF DIRECTORS


Wall, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) today announced that David M. Tolley, a Principal of the Blackstone Group, has resigned from Centennial's Board of Directors. Scott Schneider has been named to serve the remainder of Mr. Tolley's term.

Mr. Schneider is currently Vice Chairman and a member of the Board of Directors of Citizens Communications. He was previously President and Chief Operating Officer of Citizens from 2002 to 2004 and has held various executive positions at Citizens since 2000. Prior to joining Citizens, Mr. Schneider was Chief Financial Officer and a member of the Board of Directors of Century Communications, where he worked from 1991 to 1999. Mr. Schneider also served as Chief Financial Officer, Senior Vice President and Treasurer and a member of the Board of Directors of Centennial from 1991 to 1999.

"On behalf of our management team, I would like to thank David for his many contributions to Centennial," said Michael J. Small, Chief Executive Officer. " I am delighted to welcome Scott back to the Centennial family. Scott's extensive experience in the telecommunications sector will be a tremendous asset for Centennial as we continue to grow our businesses."


ABOUT CENTENNIAL
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Centennial  Communications  (NASDAQ:CYCL),  based  in  Wall,  NJ,  is a  leading provider of regional wireless and integrated communications services in the United States and the Caribbean with over 1 million wireless subscribers. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding
Centennial,   please  visit  our  websites   http://www.centennialwireless.com/,
http://www.centennialpr.com/ and http://www.centennialrd.com/